Exhibit 8.1
January 8, 2013	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637

BBCN Bancorp, Inc. 3731 Wilshire Boulevard, Suite 1000 Los Angeles, California 90010	Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

Re:	Agreement and Plan of Merger, dated October 22, 2012, by and between BBCN Bancorp, Inc. and Pacific International Bancorp, Inc.

Ladies and Gentlemen:

We have acted as counsel to BBCN Bancorp, Inc., a Delaware corporation (“BBCN”), in connection with the proposed merger (the “Merger”) of Pacific International Bancorp, Inc., a Washington corporation (“Pacific International”), with and into BBCN, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 22, 2012 (the “Execution Date”). BBCN will be the surviving corporation upon consummation of the Merger. Unless otherwise defined herein, capitalized terms used herein shall have the same meanings as defined in the Merger Agreement. This opinion letter is being delivered in connection with, and as of the date (the “Effective Date”) of the declaration of the effectiveness by the Securities and Exchange Commission of, BBCN’s registration statement on Form S-4 relating to the Merger (Registration No. 333-185749) (the “Registration Statement”).

In rendering our opinion set forth below, we have examined (without any independent investigation or verification) and relied upon the facts, information, representations, covenants and agreements contained in the originals or copies, certified or otherwise identified to our satisfaction of (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have relied upon (without our independent investigation or verification) certain statements, representations, covenants and agreements made by Pacific International and BBCN, including representations set forth in their respective letters delivered to us for purposes of this opinion (the “Representation Letters”). Our opinion assumes and is expressly conditioned on, among other things, the accuracy, completeness and truth of the facts, information, representations, covenants, statements and agreements set forth in the documents referred to above, both initially and as of the Effective Time of the Merger, without any qualification as to knowledge or belief.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all non-original documents submitted to us. Also, we have assumed that the Merger will be consummated in accordance with the Merger Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein will be waived or modified in any material respect. We have further assumed that all documents and instruments referred to in the Merger Agreement are valid and binding in accordance with their terms.

BBCN Bancorp, Inc.

January 8, 2013

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (the “IRS”), currently published administrative rulings and procedures, and such other authorities as we have considered relevant, in each case as in effect on the Effective Date. It should be noted that the Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement, the Representation Letters, or any other document on which we have relied, could affect our conclusions herein. Moreover, there can be no assurance that the views expressed in our opinion will be accepted by the IRS or, if challenged by the IRS, by a court.

Subject to the foregoing and to the qualifications and limitations set forth herein, the discussion contained in the Registration Statement under the heading “United States Federal Income Tax Consequences of the Merger,” subject to the limitations and qualifications described therein, sets forth our opinion as to the material federal income tax consequences generally applicable to the U.S. holders of Pacific International common stock as a result of the Merger.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement. This opinion is being furnished solely in connection with the filing of the Registration Statement. We disclaim any undertaking to advise you after the Effective Date of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law.

BBCN Bancorp, Inc.

January 8, 2013

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to discussion of the material U.S. federal income tax consequences of the Merger, including the Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/S/ MAYER BROWN LLP